Exhibit 99.1

China Shengda Packaging Group Inc. Reports Full Year 2012 Results

HANGZHOU, CHINA, March 29, 2013 – China Shengda Packaging Group Inc. (NASDAQ: CPGI), a leading Chinese paper packaging manufacturer, today announced its financial results for the twelve months ended December 31, 2012.

“As our customers continued to face economic headwinds throughout the year in 2012, our overall sales volume declined slightly from 321.7 million square meters in 2011 to 317.4 million square meters in 2012. Our gross margin also declined from 20.7% in 2011 to 18.0% in 2012 due to increase in cost of raw materials. However, our revenues increased by 1.1% to $125.3 million from $124.0 million as we continued to improve our sales mix in favor of color cartons that carry higher margin and higher average sales price versus flexo cartons,” said Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging Group.

FY 2012 Financial Highlights:

  Revenues increased by $1.3 million, or 1.1%, to $125.3 million for 2012 from $124.0 million for 2011.

  Gross profit decreased by $3.1 million, or 12.0%, to $22.6 million for 2012 from $25.7 million for 2011. Gross profit as a percentage of revenues was 18.0% for 2012, as compared to 20.7% for 2011.

  Net income applicable to common stockholders decreased by $4.0 million, or 42.2%, to $5.6 million for 2012 from $9.6 million for 2011.

  Diluted earnings per share were $0.14 for 2012 as compared to $0.25 for 2011.

Sales Analysis	2012	2011
Sales Volume (M sq meters)	317.4	321.7
Color Cartons (% of total revenues)	28.7	27.1
Flexo Cartons (% of total revenues)	71.3	72.9
Color Cartons (avg price per sq meter)	0.42	0.44
Flexo Cartons (avg price per sq meter)	0.39	0.37

Summary Results (Millions)
Revenues	$125.3	$124.0
Gross Profit	$22.6	$25.7
Gross Margin (%)	18.00%	20.70%
Operating Expenses	$16.1	$14.9
Operating Income	$6.5	$10.7
Operating Margin (%)	5.20%	8.70%
Net Income attributable to common stockholders	$5.6	$9.7
EPS Basic & Diluted	$0.14	$0.25
Wtd Avg Shares Outstanding (millions)	38.8	39.3

Revenues for the full year of 2012 was $125.3 million, an increase of $1.3 million or 1.1% from $124.0 million for the full year of 2011, mainly due to increase in average sales price which increased by $0.01, or 2.5%, to $0.395 for 2012 from $0.385 for 2011. Sales volume decreased 4.4 million square meters, or 1.4%, to 317.4 million square meters from 321.7 million square meters for 2011. The decrease in sales volume was mainly the result of challenging macro environment.

Color cartons accounted for 28.7% of revenues and flexo cartons accounted for 71.3% of revenues for 2012, compared to 27.1% and 72.9% of revenues for 2011, respectively. Average sales prices per square meter for color cartons and flexo cartons were $0.42 and $0.39, respectively, for the year of 2012, as compared to $0.44 and $0.37, respectively, for the year of 2011.

Consumer and industrial goods manufacturing sectors remained the Company’s principal markets. Major customers remained home appliances & electronics manufacturers and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 23.2% and 30.1% of revenues, respectively.

Gross profit decreased by $3.1 million, or 12.0%, to $22.6 million for 2012, from $25.7 million for 2011. Gross profit as a percentage of revenues was 18.0% for 2012, as compared to 20.7% for 2011, mainly due to increase in raw material cost. Average cost of goods sold per square meter for 2012 was approximately $0.32, as compared to $0.30 for 2011.

Selling expenses increased by $0.4 million, or 8.7%, to $5.1 million for 2012, from $4.7 million for 2011. The increase in selling expenses was related to $0.1 million increase in staff costs and $0.3 million increase in freight expenses. As a percentage of revenues, selling expenses for 2012 increased to 4.1%, from 3.8% for 2011.

General and administrative expenses increased by $0.8 million, or 7.5%, to $11.0 million for 2012, from $10.2 million for 2011. This was mainly attributable to a $0.5 million increase in staff costs. As a percentage of revenues, general and administrative expenses for 2012 increased to 8.8%, as compared to 8.3% for 2011.

Net income attributable to common stockholders decreased by $4.0 million, or 42.2%, to $5.6 million or $ 0.14 per diluted share for 2012, from $9.6 million or $0.25 per diluted share for 2011.

Financial Condition

As of December 31, 2012, the Company had cash and cash equivalents of $11.9 million and restricted cash of $22.6 million. Shareholders' equity was $105.0 million, compared to $98.6 million as of December 31, 2011. Net cash provided by operating activities was $27.2 million for 2012, as compared to $4.8 million net cash used in operating activities for 2011. This was attributable to our net income of $5.6 million, adjusted by depreciation and amortization expenses of $4.5 million, and a net increase in cash from accounts and notes payable of 20.2 million, and a net decrease in cash from other working capital items of $3.1 million.

Net cash used in investing activities was $27.7 million for 2012, as compared to $9.6 million for 2011. The $27.7 million net cash used in investing activities during 2012 was mainly attributable to the purchases of property, plant and equipment for our paper mill, including machinery purchases of $15.6 million and plant construction of $11.2 million.

Net cash used in financing activities was $7.0 million for 2012, as compared to $3.0 million net cash used in financing activities for 2011. During 2012, the Company received $11.1 million in loan proceeds, repaid $13.3 million loans, and deposited restricted cash $5.0 million as collaterals for notes payable and loans.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Website: http://www.weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Years ended December 31,
	2012	2011
Revenues	$125,308,951	$123,950,886
Cost of goods sold	102,739,063	98,295,930
Gross profit	22,569,888	25,654,956
Operating expenses
Selling expenses	5,080,011	4,675,049
General and administrative expenses	11,019,764	10,248,426
	16,099,775	14,923,475
Other income (expenses)
Interest income	353,458	400,050
Interest expense	(717,946)	(609,600)
Subsidy income	352,748	1,059,423
Others	27,091	(184,120)
	15,351	665,753

Income before income tax expense and noncontrolling interest	6,485,464	11,397,234

Income tax expense	915,461	1,746,805
Net income	5,570,003	9,650,429
Net loss attributable to noncontrolling interest	5,016	1,287
Net income attributable to Company’s common stockholders	$5,575,019	$9,651,716
Basic and diluted earnings per share	$0.14	$0.25
Weighted-average number of shares outstanding - basic and diluted	38,790,811	39,261,219

Comprehensive income:
Net income	$5,570,003	$9,650,429
Foreign currency translation adjustment	843,196	3,543,472
Comprehensive income	6,413,199	13, 193,901
Comprehensive loss attributable to noncontrolling interest	5,018	1,308
Net comprehensive income attributable to the Company’s common stockholders	$6,418,217	$13,195,209

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	December 31,
ASSETS	2012	2011

Current assets
Cash and cash equivalents	$11,903,937	$19,294,089
Restricted cash	22,615,099	7,851,387
Accounts and notes receivable, net	33,203,457	36,835,095
Inventories	15,543,213	19,449,954
Prepayments and other receivables	955,953	929,126
Amount due from related parties	207,112	133,608
Total current assets	84,428,771	84,493,259

Non-current assets
Property, plant and equipment, net	70,184,832	34,573,246
Land use right	11,881,160	-
Prepayment for land use right to related party	-	11,805,000
Prepayment for construction in progress	-	5,424,412
Customer relationships, net	74,766	550,316
Deferred tax assets	403,121	409,845
Goodwill	175,941	174,497
Total assets	$167,148,591	$137,430,575

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$45,246,615	$18,750,719
Amounts due to related party	269,505	137,689
Accrued expenses and other payables	2,310,270	1,651,283
Taxes payable	1,360,386	3,358,902
Short-term loans	3,500,000	10,073,600
Current portion of long-term borrowing	4,500,000	-
Total current liabilities	57,186,776	33,972,193

Non-current liabilities
Long-term loans	4,500,000	4,500,000
Deferred tax liabilities	18,691	137,579
Total liabilities	61,705,467	38,609,772

Commitment and contingencies		-
Equity
Stockholders’ equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 39,456,311 shares issued both at December 31, 2012 and 2011, 38,790,811 outstanding both at December 31, 2012 and 2011)	39,456	39,456
Treasury stock (665,500 shares both at December 31, 2012 and 2011)	(729,444)	(729,444)
Additional paid-in capital	43,765,243	43,765,243
Appropriated retained earnings	6,997,530	6,843,616
Unappropriated retained earnings	45,859,324	40,438,219
Accumulated other comprehensive income	9,101,639	8,258,441
Total equity for stockholders of China Shengda Packaging	105,033,748	98,615,531
Noncontrolling interest	409,376	205,272
Total equity	105,443,124	98,820,803
Total liabilities and equity	$167,148,591	$137,430,575

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Years ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$5,570,003	$9,650,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	4,541,247	4,062,690
Change in operating assets and liabilities:
Restricted cash	(9,696,077)	9,838,977
Accounts and notes receivable	3,941,038	(4,058,520)
Inventories	4,066,201	465,795
Prepayments and other receivables	(14,905)	2,669,982
Accounts and notes payable	20,189,874	(27,399,010)
Amount due from(to) related party	58,256	(193,679)
Deferred tax	(109,870)	(52,861)
Accrued expenses and other payables	645,088	(237,971)
Tax payables	(2,025,570)	476,677
Net cash provided by (used in) operating activities	27,165,285	(4,777,491)
Cash flows from investing activities
Purchase of property, plant and equipment	(27,743,857)	(4,238,079)
Prepayment paid for construction in progress	-	(5,338,256)
Net cash used in investing activities	(27,743,857)	(9,576,335)

Cash flows from financing activities
Proceeds from short-term loans	6,671,614	34,466,621
Proceeds from long-term loan	4,473,943	-
Repayment of short-term loans	(13,326,141)	(32,064,300)
Restricted cash	(4,997,303)	(4,879,350)
Cash paid for treasure stock	-	(729,444)
Investment from non controlling interests	209,487	207,768
Net cash flows (used in) financing activities	(6,968,400)	(2,998,705)

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	156,820	1,065,297
Net changes in cash and cash equivalents	(7,390,152)	(16,287,234)
Cash and cash equivalents, beginning of period	19,294,089	35,581,323

Cash and cash equivalents, end of period	$11,903,937	$19,294,089

Cash paid during the period for:
Interest paid	$658,335	$609,600
Income taxes paid	$1,171,447	$2,731,251